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                                                                   EXHIBIT 10.22

                              SEVERANCE AGREEMENT

     This Severance Agreement is dated as of August 2, 1999, and is entered into between United Auto Group, Inc., a Delaware corporation (the "Company"), and James Davidson ("Executive").

     WHEREAS, Executive is currently employed by the Company as an executive officer of the Company; and

     WHEREAS, Executive and the Company desire to embody in this Agreement the terms, conditions and benefits to be provided to Executive in the event of Executive's termination of employment with the Company following a Change in Control (as defined below); and

     WHEREAS, This Agreement shall supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Executive's employment termination.

     NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I

                                  DEFINITIONS

     1.1. "BOARD" shall mean the Board of Directors of the Company.

     1.2. "CAUSE" shall mean (with regard to Executive's termination of employment with the Company): (a) Executive's conviction of a felony (other than a traffic violation), (b) Executive's embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses, or
(c) Executive's substantial and continuing failure to perform the material duties of his position.

     1.3. "CHANGE IN CONTROL" shall mean the consummation of the transactions contemplated by the "Second Purchase" as such term is defined in the Securities Purchase Agreement, dated as of April 12, 1999, by and among the Company, International Motor Cars Group I, L.L.C., a Delaware limited liability company, and International Motor Cars Group II, L.L.C., a Delaware limited liability company.

     1.4. "COMPANY" shall mean United Auto Group, Inc., a Delaware corporation, and any successor as provided in Section 4.5 hereof.

     1.5. "GOOD REASON" shall mean (with respect to Executive's termination of employment with the Company) Executive's voluntary termination of employment with the Company due to: (i) a material diminution in Executive's responsibilities or a reduction in Executive's basic annual salary from the 1999 budgeted annual salary for Executive, (ii) the elimination of Executive's position responsibilities, or (iii) the company's requiring Executive to be based at any office or location that is more than fifty (50) miles further from Executive's present job location on the date hereof. No termination of employment shall be treated as for Good Reason unless, before the termination of his employment, Executive has given the Company thirty (30) days' notice and opportunity to cure the action which is the basis for the assertion of Good Reason and such notice is given not more than ninety (90) days after the action alleged to constitute Good Reason.

     1.6. "SALARY" shall mean Executive's 1999 budgeted annual salary plus $100,000.00 over an annual period.

     1.7. "SEVERANCE BENEFIT" shall mean the benefit paid or provided to Executive by the Company in accordance with Section 2.1 hereof.

     1.8. "TERMINATION DATE" shall mean the last official work day for which Executive receives pay for service with the Company and specifically excludes any period for which a Severance Benefit is made.
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                                   ARTICLE II

                                    BENEFITS

     2.1. Change in Control Benefits. In the event that before expiration of the twelve-month period immediately following a Change in Control, Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason: (i) the Company shall pay to Executive all amounts and benefits that have accrued or were earned but remain unpaid through the Termination Date in respect of salary, bonus and unreimbursed expenses, including accrued and unused vacation, within thirty (30) days following the Termination Date, (ii) Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) in accordance with the Company's prevailing payroll practices for a period of 18 months following the Termination Date (the "Severance Term"), and (iii) all outstanding stock options in respect of Company common stock previously granted to the Executive shall vest, to the extent unvested, and be immediately exercisable until the scheduled date of expiration, but without regard to the Executive's termination of employment. Anything in this Section
2.1 to contrary, the payments and benefits to be provided to the Executive as set forth in this Section 2.1 shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees.

     2.2. Continuation of Benefits in the Event of Death. In the event Executive dies prior to receipt of his entire Severance Benefit, the remaining portion of such Severance Benefit shall continue to be paid, in the same form as described in Section 2.1 above to Executive's spouse, or, if Executive is not married on the date of death, to Executive's estate.

     2.3. Mitigation/Set Off. (a) Executive shall not be required to seek other employment or to attempt in any way to reduce amounts payable to him pursuant to this Agreement. Further, except as otherwise provided in this Section 2.3, the amount of the Severance Benefit payable under this Agreement shall not be reduced by any compensation earned by or other benefits provided to Executive as a result of employment by another employer or otherwise.

     (b) Notwithstanding the foregoing provisions of this Section 2.3, the Company's obligation to make payment of Severance Benefits and otherwise to perform its obligations hereunder shall be reduced to the extent of any amounts owed by Executive to the Company which relate to or arise out of Executive's employment prior to the Termination Date.

                                  ARTICLE III

                             RESTRICTIVE COVENANTS

     3.1. Confidentiality. All material and information which is confidential to the Company or to any of its subsidiaries or affiliates, whether tangible or intangible, made available, disclosed or otherwise known to Executive as a result of his employment with the Company, shall be considered the sole property of the Company. Executive shall not disclose such material or information to others except with the Company's prior written approval or as may otherwise be required by law or legal process. If disclosure of material and information which is confidential to the Company is sought by a court or administrative agency of competent jurisdiction or an officer of the court or administrative agency, either by subpoena or other method, Executive shall, prior to making disclosure, immediately notify by telephone and confirm in writing to Company's General Counsel, the circumstances requiring disclosure. The Company shall have the opportunity, at its own expense, to respond and object (on behalf of itself or the Executive) to the disclosure, including, but not limited to, an opportunity to object to the court or administrative agency order, to move to quash any subpoena, and to take such further action as may be necessary to protect the terms of this Agreement and to limit or cause to be limited the extent to which such disclosure shall be made.

     3.2. Nonsolicitation. During the Severance Term, Executive shall not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company to give up, or to not commence, employment or a business relationship with the Company.

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     3.3. Non-Compete. Executive agrees that, during the Severance Term, except with the prior written consent of either the Chairman of the Board or the President of the Company, which will not be unreasonably withheld, he or she shall not, directly or indirectly, for himself or herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, compete, own, operate, control, or participate or engage in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, shareholder, representative, consultant, independent contractor, guarantor, advisor or in any other similar capacity or otherwise have a financial interest in, a business organization or enterprises that competes with the business of the Company or any of its subsidiaries. For purposes hereof, the Company shall be deemed to be in the business of operating dealerships located in the United States of America or the Commonwealth of Puerto Rico that engage in the retail sale of new or used automobiles or light-duty trucks and businesses ancillary thereto, provided, however, that for any business of Executive to be deemed competitive for purposes hereof, it must be located within a fifty (50) mile radius of any automobile or truck dealership or ancillary business in which the Company (or any subsidiary thereof), directly or indirectly has an ownership interest of 20% or more at the time the competing activities commence, provided, further, however, that where Executive is employed by or becomes a shareholder or partner or member of any business organization that consults for or advises retail automobile dealerships, the employment or the holding of the shareholder, partnership or membership interest shall not be deemed competition unless Executive is or will be personally engaged, or responsible for, providing advisory or consulting service to entities that compete with the Company or any of its subsidiaries. During the Severance Period, Executive shall not interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its subsidiaries or their affiliates and any customer, client, supplier, manufacturer, distributor, consultant, independent contractor, employee or landlord of the Company or any of its subsidiaries or their affiliates.

     Unless otherwise agreed, any request for consent under this provision that is not acted on by the Chairman of the Board or President of the Company within ten (10) calendar days of receipt of the request shall be deemed granted.

     Notwithstanding anything in this Subsection 3.3 to the contrary, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any competitive business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1. Amendment. This Agreement may not be amended without the written consent of both parties.

     4.2. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Agreement. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to Executive upon such terms and conditions as the Company may decide.

     4.3. Severability. Should any provisions of this Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Agreement. Notwithstanding the above, if any covenant set forth in Sections 3.1, 3.2 or 3.3 hereof is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     4.4. Controlling Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

     4.5. Binding on Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this

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Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

     4.6. Effect of Agreement. This Agreement shall not be construed as creating any contract of employment between the Company and Executive. Executive shall not have any right to be retained in the employ or service of the Company for any length of time by reason of this Agreement, and this Agreement shall not affect the right of the Company to deal with Executive in all respects relating to Executive's employment, including Executive's discharge, compensation, and conditions of employment.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                 /s/ JAMES R. DAVIDSON
                                          --------------------------------------
                                                James Davidson, Executive

                                          UNITED AUTO GROUP, INC.,
                                          a Delaware corporation

                                          By:      /s/ PAUL F. WALTERS
                                            ------------------------------------
                                            Name: Paul F. Walters
                                            ------------------------------------
                                            Title: Executive Vice President
                                            ------------------------------------

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